UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

Alnylam Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0602661
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

300 Third Street, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-113162

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock (including associated Series A Junior Participating Preferred Stock Rights), $0.01 par value per share	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

On February 27, 2014, Alnylam Pharmaceuticals, Inc. (the “Registrant”) amended its Rights Agreement as described below. In connection therewith, the Registrant is updating the information in its registration statement on Form 8-A originally filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2004, as amended to date (the “Form 8-A12G”) to reflect an amendment to the description of its securities registered thereunder. As the Registrant’s securities are now registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), rather than Section 12(g) of the Exchange Act, the Registrant is filing this registration statement on Form 8-A12B to amend the disclosure set forth in the Form 8-A12G as follows:

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1: Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A12G is hereby amended to add the disclosure below:

Amendment to Rights Agreement

On February 27, 2014, Alnylam Pharmaceuticals, Inc. (the “Company”) entered into a First Amendment to Rights Agreement (the “Amendment”) with Computershare Trust Company, N.A., f/k/a Equiserve Trust Company, N.A., as rights agent, to amend the terms of the Rights Agreement. The Amendment permits Genzyme Corporation (“Genzyme”) to exercise its rights under the Investor Agreement, dated February 27, 2014 (the “Investor Agreement”), by and between the Company and Genzyme (the “Exemption”). Such rights include, in general, Genzyme’s ability to acquire up to 30% of the Company’s outstanding shares of common stock during the standstill term set forth in the Investor Agreement, and Genzyme’s right to participate proportionally in future issuances of the Company’s common stock to maintain its then-current ownership percentage of the Company’s common stock. With an exception relating to Genzyme’s exercise of any continuing anti-dilution rights, the Exemption terminates if, following the standstill term under the Investor Agreement, Genzyme and its affiliates collectively beneficially own less than 20% of the outstanding shares of the Company’s common stock. As of the date of the Amendment, Genzyme may be deemed to have Beneficial Ownership of up to 8,766,338 shares, or approximately 12%, of the Company’s common stock.

The Rights Agreement and the Amendment are filed as Exhibits to this Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2: Exhibits.

The following exhibits are filed herewith (or incorporated by reference as indicated below):

1.	Restated Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on August 11, 2005 (File No. 000-50743) for the quarterly period ended June 30, 2005.

2.	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-113162).

3.	Rights Agreement dated as of July 13, 2005 between the Registrant and EquiServe Trust Company, N.A., as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with SEC on July 14, 2005 (File No. 000-50743).

4.	First Amendment to Rights Agreement, dated as of February 27, 2014, by and between the Company and Computershare Trust Company, N.A., as rights agent, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed February 27, 2014 (File No. 000-50743).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: April 8, 2014	By:	/s/ John M. Maraganore
John M. Maraganore, Ph.D.
Chief Executive Officer